                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                  EPIMMUNE INC.
                                 --------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    29425Y101
                                  ------------
                                 (CUSIP Number)

                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

CUSIP No. 29425Y101                   13G                     Page 2 of 12 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            INTERNATIONAL BIOTECHNOLOGY TRUST PLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
     NUMBER OF                  ------------------------------------------------
      SHARES                    6.    SHARED VOTING POWER 1,279,659
   BENEFICIALLY                 ------------------------------------------------
   OWNED BY EACH                7.    SOLE DISPOSITIVE POWER --0--
     REPORTING                  ------------------------------------------------
   PERSON WITH                  8.    SHARED DISPOSITIVE POWER 1,279,659
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,279,659
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

CUSIP No. 29425Y101                   13G                     Page 3 of 12 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER INVESTMENT MANAGEMENT LIMITED
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
     NUMBER OF                  ------------------------------------------------
      SHARES                    6.    SHARED VOTING POWER 1,279,659
   BENEFICIALLY                 ------------------------------------------------
   OWNED BY EACH                7.    SOLE DISPOSITIVE POWER --0--
     REPORTING                  ------------------------------------------------
    PERSON WITH                 8.    SHARED DISPOSITIVE POWER 1,279,659
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,279,659
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

CUSIP No. 29425Y101                   13G                     Page 4 of 12 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            EVA HAAS
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
      NUMBER OF                 ------------------------------------------------
       SHARES                   6.    SHARED VOTING POWER 1,279,659
    BENEFICIALLY                ------------------------------------------------
    OWNED BY EACH               7.    SOLE DISPOSITIVE POWER --0--
      REPORTING                 ------------------------------------------------
    PERSON WITH                 8.    SHARED DISPOSITIVE POWER 1,279,659
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,279,659
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

CUSIP No. 29425Y101                   13G                     Page 5 of 12 Pages
--------------------------------------------------------------------------------

ITEM  1(a). NAME OF ISSUER:

            Epimmune Inc. (the "Issuer")

ITEM  1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5820 Nancy Ridge Drive
            Suite 100
            San Diego, CA 92121

ITEM  2(a). NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                  (i)   International Biotechnology Trust plc ("IBT");

                  (ii)  Schroder Investment Management Limited ("SIML"); and

                  (iii) Eva Haas ("Haas").

            IBT, SIML, and Haas are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM  2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for IBT, SIML, and Haas:
            31 Gresham Street
            London, EC2V 7QA
            United Kingdom

ITEM  2(c). CITIZENSHIP:

            IBT - United Kingdom
            SIML - United Kingdom
            Haas - United Kingdom

ITEM  2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM  2(e). CUSIP NUMBER:

            29425Y101

ITEM  3. Not applicable.

CUSIP No. 29425Y101                   13G                     Page 6 of 12 Pages
--------------------------------------------------------------------------------

ITEM  4.    OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For IBT, SIML, and Haas:

            (a) Amount beneficially owned: 1,279,659 shares of Common Stock

            (b) Percent of class: 8.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: --0--

                  (ii)  Shared power to vote or to direct the vote: 1,279,659

                  (iii) Sole power to dispose or to direct the disposition of:
                        --0--

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,279,659

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            IBT is the record owner of 1,279,659 shares of Common Stock of the Issuer ("Record Shares"). By virtue of the contractual relationship between IBT and SIML, the affiliate relationship between IBT and SIML, and the affiliate relationship between SIML and Haas, each of IBT, SIML and Haas may be deemed to own beneficially the Record Shares. In its capacity as discretionary investment manager of IBT, SIML may be deemed to own beneficially the Record Shares. In her capacity as fund manager of IBT, Haas may be deemed to own beneficially the Record Shares.

            The Reporting Persons expressly disclaim beneficial ownership of any shares of such shares of Common Stock, except in the case of IBT for the Record Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

CUSIP No. 29425Y101                   13G                     Page 7 of 12 Pages
--------------------------------------------------------------------------------

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 29425Y101                   13G                     Page 8 of 12 Pages
--------------------------------------------------------------------------------

                                           SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 2005
                                        -----------------
                                              Date

                                INTERNATIONAL BIOTECHNOLOGY TRUST PLC

                                /s/ Nick Coleman
                                --------------------------------------
                                               Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                SCHRODER INVESTMENT MANAGEMENT LIMITED

                                /s/ Eva Haas*
                                --------------------------------------
                                                Signature

                                Eva Haas, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                EVA HAAS

                                /s/ Eva Haas*
                                ---------------------------------------
                                                Signature

                                Eva Haas, Authorized Signatory
                                ---------------------------------------
                                                Name/Title

                                * signed pursuant to attached Power of Attorney

CUSIP No. 29425Y101                   13G                     Page 9 of 12 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.  Limited Power of Attorney

CUSIP No. 29425Y101                   13G                    Page 10 of 12 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT 1

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or its knows or has reason to believe that such information is inaccurate.

                                           February 14, 2005
                                --------------------------------------
                                                Date

                                INTERNATIONAL BIOTECHNOLOGY TRUST PLC

                                /s/ Nick Coleman
                                --------------------------------------
                                                Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                SCHRODER INVESTMENT MANAGEMENT LIMITED

                                /s/ Eva Haas*
                                --------------------------------------
                                                Signature

                                Eva Haas, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                EVA HAAS

                                /s/ Eva Haas*
                                --------------------------------------
                                                Signature

                                Eva Haas, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                * signed pursuant to attached Power of Attorney

CUSIP No. 29425Y101                   13G                    Page 11 of 12 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT 2

                   LIMITED POWER OF ATTORNEY FOR FILINGS UNDER
                   THE SECURITIES ACT OF 1933, AS AMENDED AND
                 THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Know all by these presents, that the undersigned hereby constitute and appoint Eva Haas and Sarah Young, or any one of them, with full power of substitution, as the undersigned's true and lawful attorneys-in-fact and agents to:

      (1) execute for and on behalf of the undersigned, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute and timely file any such documents with the United States Securities and Exchange Commission (the "SEC") and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever that, in the opinion of such attorneys-in-fact, may be necessary or desirable in connection with the foregoing authority, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact, or such attorneys-in-fact's substitute or substitutes, have lawfully done or cause to be done or shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, any of the undersigned's responsibilities to comply with the Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file documents under the Securities Act and the Exchange Act with respect to securities held by the undersigned, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney may be filed with the SEC as a confirming statement of the authority granted herein.

                            [SIGNATURE PAGE FOLLOWS]

CUSIP No. 29425Y101                   13G                    Page 12 of 12 Pages
--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the undersigned have caused this Limited Power of Attorney to be executed as of this 14th day of February, 2005.

                                        /s/ Eva Haas
                                        -----------------------------------
                                        Eva Haas

                                        /s/ Sarah Young
                                        -----------------------------------
                                        Sarah Young